EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3305
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Posts
Third Quarter Financial Results
Quarterly Net Sales +23%
Nine Month Net Sales +39%
SPRINGFIELD, Mass., March 6, 2008 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), parent company of Smith & Wesson Corp., the legendary 156-year old company in the global business of safety, security, protection and sport, today announced financial results for its third fiscal quarter ended January 31, 2008.
Net product sales for the quarter ended January 31, 2008 were $66.1 million, an increase of 22.6% over the comparable quarter last year. Gross margins decreased to 25.0% for the quarter ended January 31, 2008 compared with 31.3% for the comparable period last year, reflecting reduced absorption of overhead due to lower manufacturing volumes and an extended plant shutdown, combined with increased costs for incremental promotional programs. Net loss was $1.8 million, or $0.04 per fully diluted share, for the quarter ended January 31, 2008 compared with net income of $1.6 million, or $0.04 per fully diluted share, for the comparable quarter last year. Net income was $5.8 million, or $0.14 per fully diluted share, for the nine months ended January 31, 2008 compared with $7.8 million, or $0.19 per fully diluted share, for the nine months ended January 31, 2007.
Michael F. Golden, President and Chief Executive Officer, said, “As we have reported over the past several months, our consumer channel has been impacted by a combination of factors, including economic weakness, reduced consumer spending, lower sales of hunting rifles and shotguns resulting from a hunting season shortened by unseasonably warm weather and a pre-season industry build-up of distributor and retail inventories. While this quarter was certainly challenging, and while we still see pockets of inventory across our handgun and long gun channels that have yet to clear, we believe we are now beginning to see positive signs that our industry is improving.
In October, distributors began to minimize purchases in order to reduce inventories, while we launched a number of consumer promotions to help stimulate consumer demand and pull our products through the distribution channel. Those programs, combined with an extended factory shutdown, showed positive impact on our inventories. Our inventory levels, which increased in November, began to decrease in both December and January and continued to decrease as we entered the fourth fiscal quarter. As inventories in the channel began to move down, we saw additional encouraging signs. Order activity at our seasonal buying group events in early calendar 2008, and order backlog levels for January and February, indicated that buying patterns continue to gradually improve and that our promotional programs continue to have positive impact.
It is still unclear how long a correction will take and the degree of impact that existing levels of channel inventory will have on future handgun sales and on long gun sales for the fall 2008 hunting season. We believe it is prudent to expect that once inventory levels correct, distributor buying patterns will be much more conservative compared with last year.
During the third quarter, we continued to make significant strides in the law enforcement channel. Our Military & Police (M&P) products continued to gain traction, with quarterly M&P tactical rifles sales up 67% year over year. Our tactical rifles now win over 90% of all law enforcement test and evaluation processes in which they compete. Our M&P pistols delivered quarterly, year-over-year growth of 43% and continued to win in the law enforcement arena, both in the United States and overseas. Recently, our M&P pistols were selected by a number of new law enforcement agencies including the Colorado Springs Police Department, the Atlanta Police Department, and the Colorado State Police. To date, the M&P pistol has won over 80% of all law enforcement test and evaluation processes in which it has competed and has so far been selected by 309 law enforcement agencies across the United States. We were honored during the third quarter when our M&P40 was named Innovative Firearm of the Year by the International Association of the Chiefs of Police. We were equally honored to receive the National Rifle Association’s Golden Bullseye Award for our M&P45.
Despite a challenging environment in the current fiscal year, we remain firmly committed to our long-term strategy to grow our core firearms business and to diversify into new areas of safety, security, protection, and sport. We continued to build upon that core firearms business during the third fiscal quarter with the launch of 71 new product models and extensions in February 2008 at the SHOT Show, our industry’s largest trade show. Our product portfolio remains both innovative and robust, designed to support our growth in the consumer, law enforcement, federal government and military channels.
Thompson/Center Arms represents our first major step toward diversification, and its integration and performance continue to meet all of our expectations. During the third fiscal quarter, the Thompson/Center ICON bolt-action rifle was named Rifle of the Year at the National Rifle Association’s Golden Bullseye Awards. The ICON was one of three Smith & Wesson / Thompson/Center products to receive a Golden Bullseye Award in February, along with the Smith & Wesson Elite Gold shotgun for Shotgun of the Year and, as mentioned, the M&P45 for Handgun of the Year. We remain dedicated to expanding the Smith & Wesson brand more deeply into non-consumer sales channels and into new non-firearms categories that will diversify our base of revenue and build upon our reputation for safety, security, protection and sport.”

Conference Call
The Company will host a conference call today, March 6, 2008. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00 p.m. Eastern Time (2:00 Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand.  Smith & Wesson licenses shooter eye and ear protection, knives, apparel, and other accessory lines.  Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire.  The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals.  For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding positive industry signs; improvement in buying patterns; the strength of the Company’s product portfolio; the success of the Company’s efforts to expand the Company’s business in non-consumer sales channels and new non-firearms categories; the success of the Company’s diversification program; the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments for the fiscal year ending April 30, 2008; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products; the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns); the anticipated benefits of the acquisition of Thompson/Center Arms; the expected financial effect of the acquisition of Thompson/Center Arms; and the effect of the Thompson/Center Arms acquisition on the Company’s growth strategy. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, the ability of the Company’s management to integrate Thompson/Center Arms in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2007.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	January 31, 2008	April 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,655,922	$4,065,328
Accounts receivable, net of allowance for doubtful accounts of $226,073 on January 31, 2008 and $146,354 on April 30, 2007	49,871,511	52,005,237
Inventories, net of excess and obsolescence reserve	51,439,141	32,022,293
Other current assets	5,936,638	4,154,595
Deferred income taxes	9,247,189	7,917,393
Income tax receivable	4,784,799	2,098,087

Total current assets	124,935,200	102,262,933

Property, plant and equipment, net	49,476,653	44,424,299
Intangibles, net	66,474,528	69,548,017
Goodwill	41,020,156	41,955,182
Other assets	10,462,777	10,066,997

	$292,369,314	$268,257,428

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$18,904,909	$22,636,163
Accrued expenses	14,359,618	9,479,490
Accrued payroll	4,300,883	7,370,804
Accrued taxes other than income	2,046,311	2,648,698
Accrued profit sharing	2,645,778	5,869,677
Accrued workers’ compensation	430,700	428,136
Accrued product liability	2,852,618	2,873,444
Accrued warranty	1,573,545	1,564,157
Deferred revenue	236,752	190,350
Current portion of notes payable	22,057,359	2,887,403

Total current liabilities	69,408,473	55,948,322

Deferred income taxes	20,854,393	23,590,404

Notes payable, net of current portion	119,264,679	120,538,598

Other non-current liabilities	10,544,247	9,074,905

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 41,606,842 shares issued and 40,406,842 shares outstanding on January 31, 2008 and 40,983,196 shares issued and 39,783,196 shares outstanding on April 30, 2007	41,607	40,983
Additional paid-in capital	51,870,831	44,409,668
Retained earnings	26,708,433	20,977,897
Accumulated other comprehensive income	72,651	72,651
Treasury stock, at cost (1,200,000 common shares)	(6,396,000)	(6,396,000)

Total stockholders’ equity	72,297,522	59,105,199

	$292,369,314	$268,257,428

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME

	For the Three Months Ended:		For the Nine Months Ended:
	January 31, 2008	January 31, 2007	January 31, 2008	January 31, 2007
Net product and services sales	$66,067,310	$53,877,676	$211,254,694	$152,266,586
License revenue	497,171	488,947	1,547,625	1,485,367
Cost of products and services sold	49,941,651	37,370,706	145,892,463	104,007,751
Cost of license revenue	3,125	0	3,125	15,492

Gross profit	16,619,705	16,995,917	66,906,731	49,728,710

Operating expenses:
Research and development	521,204	306,172	1,410,209	836,440
Selling and marketing	6,884,341	6,059,236	20,757,941	15,344,369
General and administrative	8,904,196	7,011,963	28,086,078	18,701,983

Total operating expenses	16,309,741	13,377,371	50,254,228	34,882,792

Income from operations	309,964	3,618,546	16,652,503	14,845,918

Other income/(expense):
Other income/(expense), net	(729,072)	(424,848)	(552,819)	(754,159)
Interest income	15,091	131,126	44,972	200,432
Interest expense	(2,354,864)	(1,052,846)	(6,671,673)	(1,771,066)

Total other expense, net	(3,068,845)	(1,346,568)	(7,179,520)	(2,324,793)

Income/(loss) before income taxes	(2,758,881)	2,271,978	9,472,983	12,521,125
Income tax expense/(benefit)	(951,811)	720,638	3,647,762	4,745,505

Net income/(loss)	$(1,807,070)	$1,551,340	$5,825,221	$7,775,620

Weighted average number of common and common equivalent shares	40,390,246	39,648,063	40,209,841	39,633,534

Net income/(loss) per share, basic	$(0.04)	$0.04	$0.14	$0.20

Weighted average number of common and common equivalent shares	40,390,246	41,273,921	41,887,639	41,410,899

Net income/(loss) per share, diluted	$(0.04)	$0.04	$0.14	$0.19